Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-33968


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED APRIL 12, 2000)

                                  COMMON STOCK

                                APA OPTICS, INC.


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.

         This supplement changes the information contained in the prospectus to reflect:

         o        Our redemption of all outstanding preferred stock.

         o A reduction in the exercise price of warrants held by Strong River, Bay Harbor, Ampal, and Wharton Capital Partners, Ltd. to $14.72 per share (reduced from $49.47 in the case of Wharton and from $35 in the case of the other holders) by operation of the anti-dilution provision of the warrants, and a commensurate increase in the aggregate number of shares of common stock purchasable from 57,500 to 144,091 shares.

         o Changes in ownership of our common stock by the selling shareholders as a result of purchase of shares from APA in a registered public offering or in the market, the redemption of the preferred stock, and the change in the warrants, described above.

         The following amended table sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock owned by each person as of July 27, 2000, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.



-------------------------------------- ----------------------------------------------- -----------------------
                                           Beneficial Ownership Prior to Offering        Shares to be Sold
Name                                             Shares                Percentage           In Offering
-------------------------------------- --------------------------- ------------------- -----------------------

Strong River Investments                         119,525 (1)               *                   71,331

Bay Harbor Investments, Inc.                      23,777 (2)               *                   23,777

Ampal American-Israel Corporation                 23,777 (3)               *                   23,777

Wharton Capital Partners, Inc.                    25,206 (4)               *                   25,206


-------------------------------
*        Less than 1%.
(1) Consists of 71,331 shares of our common stock issuable to Strong River, upon exercise of its warrants and 48,194 shares of common stock held by Strong River which are not offered by this prospectus.
(2) Consists of the 23,777 shares of common stock issuable to Bay Harbor upon exercise of its warrants.
(3) Consists of 23,777 shares of our common stock issuable to Ampal upon exercise of its warrants.
(4) Consists of the shares of our common stock issuable to Wharton Capital Partners, Inc. upon exercise of the warrant it received for placing the preferred stock.


MARKET FOR OUR COMMON STOCK

         On August 1, 2000, the last reported sales price of our common shares on the Nasdaq SmallCap Market was $14.75 per share. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "APAT." As of August 1, 2000, 11,893,860 shares of our common stock were issued and outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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            The date of this prospectus supplement is August 2, 2000